EXHIBIT 10.1

August 4, 2023

Dear Zack:

Lendway, Inc. (f/k/a Insignia Systems, Inc.) (the “Company”) continues to appreciate your ongoing service to the Company.

The purpose of this letter is to amend the employment agreement entered into by and between you and the Company dated September 10, 2021 (the “Employment Agreement”) and the retention letter agreement entered into by and between you and the Company dated January 10, 2023 (the “Retention Agreement”) and to provide additional incentive for you to remain employed with the Company.

In appreciation of your past contributions, and as an inducement for you to continue your employment with the Company through at least March 31, 2024, the Company is agreeing to the following terms:

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Notwithstanding any language in the Employment Agreement, you will have the opportunity to provide notice of the existence of a Good Reason condition that has resulted or results primarily from the sale of the Company’s in-store marketing business until April 15, 2024;

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Notwithstanding any language in the Retention Agreement, the Retention Bonus (as defined in the Retention Agreement) will be paid to you no later than August 7, 2023, with the payment of this Retention Bonus amount ($48,000, less applicable withholdings) satisfying all of the Company’s obligations under the Retention Agreement; and

•	Subject to satisfaction of the conditions identified below, you are eligible to earn an additional retention bonus of $150,000, less applicable withholdings (the “2024 Retention Bonus”).

Your eligibility to earn and receive the 2024 Retention Bonus is in addition to payment of the Retention Bonus as identified above, your ordinary base salary, incentive compensation and benefits, and subject to all terms and conditions identified in this letter agreement.

In order to earn the 2024 Retention Bonus, (1) the Company must timely file (taking into account any extension of time available under Rule 12b-25 under the Securities Exchange Act of 1934) its annual report on Form 10-K for the fiscal year ending December 31, 2023 (the “Annual Report”) and (2) you must remain employed by the Company from the date of this letter agreement through the later of: (a) March 31, 2024 or (b) the date the Company files the Annual Report (the “2024 Retention Date”); provided, however, if the Company terminates your employment without Cause (as defined below) before the 2024 Retention Date, then you will receive the 2024 Retention Bonus, subject to you signing and not rescinding a release of claims.

If earned, the 2024 Retention Bonus will be paid to you in one lump sum cash payment on the first regularly scheduled pay date after the 2024 Retention Date or within sixty (60) calendar days after the Company terminates your employment without Cause (as applicable). If your employment with the Company is terminated by you for any reason or by the Company for Cause (as defined below), and your employment separation date is on or before the 2024 Retention Date, then you will forfeit the 2024 Retention Bonus in its entirety. For purposes of this letter agreement, “Cause” has the meaning set forth in the Employment Agreement.

This letter agreement does not modify the at-will employment relationship between you and the Company. The Company and you each retain the right to terminate your employment with the Company, with or without notice, at any time and for any or no reason.

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All matters relating to the interpretation and enforcement of this letter agreement will be governed by the laws of the State of Minnesota. This letter agreement may not be assigned by you. The Company may assign this letter agreement to any successor, parent or affiliate of the Company without further consent by you.

This letter agreement contains the entire agreement and understanding between the Company and you with respect to your eligibility for any retention payments or any other form of retention-based compensation, including the payment of the Retention Bonus and your eligibility for the 2024 Retention Bonus. This letter agreement may not be modified or amended except in a written amendment signed by you and an authorized representative of the Company.

Thank you again for your past and continued service to Lendway!

On behalf of the Board of Directors,

/s/ Mark R. Jundt

Mark R. Jundt Chairman

Acknowledgment and Acceptance:

By signing below, I accept and agree to the terms and conditions of this letter agreement as set forth above.

/s/ Zackery A. Weber	Date:	August 4, 2023
Zackery A. Weber

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